Exhibit 5.1

SILVESTRE LAW GROUP, P.C.

 31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (805) 553-9783

October 29, 2018

Neuralstem, Inc.

20271 Goldenrod Lane, 2nd Floor

Germantown, Maryland 20876

We have acted as counsel to Neuralstem, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-218608) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of 3,000,000 shares (“Shares”) of common stock, par value $0.01 per share (“Common Stock”) of the Company (the “Shares”), all of which are to be sold by the Company pursuant to the Securities Purchase Agreement dated October 25, 2018 (“Securities Purchase Agreement”). The Shares are being offered and sold pursuant to the Registration Statement and the prospectus that is a part thereof (“Base Prospectus”), as supplemented by the Prospectus Supplement, dated October 29, 2018 (together the Registration Statement, Base Prospectus and the Prospectus Supplement are the “Prospectus”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing. This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

SILVESTRE LAW GROUP, P.C.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Securities Purchase Agreement, (ii) issuance of the Shares pursuant to the terms of the Securities Purchase Agreement and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable. This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on October 29, 2018 and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ the Silvestre Law Group, P.C.

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